Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is by and between Patriot Scientific Corporation, a Delaware corporation ("Employer" or the "Company") and Clifford Flowers ("Executive").

In consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.           Employment.  Upon the terms and conditions hereinafter set forth, Employer hereby employs Executive to serve as the Chief Financial Officer of the Company ("CFO"), and Executive hereby accepts such employment under the terms and conditions set forth herein.

2.           Effective Date.  The effective date of the Agreement shall be September 17, 2007 (the "Effective Date"). The employment relationship pursuant to this Agreement shall be for an initial one hundred twenty (120) day period commencing on the Effective Date set forth above ("Initial Term"), unless sooner terminated in accordance with Section 7 below. On completion of the Initial Term specified above, and if not terminated pursuant to Section 7 below, this Agreement will extend for a one year term ("One Year Term") and will be terminable by either party, with or without cause as set forth in Sections 4 and 7 of this Agreement. If neither party has terminated the Agreement within one year of the expiration of the Initial Term, the employment relationship as set forth in this Agreement shall continue in accordance with the terms of this Agreement on a day to day basis.

3.           Duties.  Executive shall perform such duties as are customarily performed by a Chief Financial Officer, and such other duties and responsibilities that may be assigned to him by the Chief Executive Officer ("CEO") and/or the Board of Directors. Specifically, Executive shall manage the Company's budget, business development, financial affairs, and perform such duties and responsibilities as set forth in the CFO job description, a current copy of which is attached hereto as Exhibit "B".

Executive shall report to the President/CEO and Audit Committee and have such authority as is delegated by the President/CEO and Audit Committee. Executive shall be governed by the policies and practices established by the Company. Employer requires that: (1) Executive will devote his utmost knowledge and best skill to the performance of his duties; (ii) Executive shall devote his full business time (not less than 40 hours per week) to the rendition of such services, subject to absences for customary vacations and for temporary illness; and (iii) Executive will not engage in any other gainful occupation which requires his personal attention and/or creates a conflict of interest with his job responsibilities under this Agreement without the prior written consent of the Board of Directors of the Company, with the exception that Executive may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit to the extent permitted by the provisions herein and applicable law.

Executive's job performance will be reviewed annually. Executive acknowledges and understands that performance reviews do not necessitate or correlate with salary increases and that a favorable performance review neither guarantees continued employment nor increased compensation.

4.           At-Will Employment. .  Executive and Employer agree that Executive's employment may be terminated by Executive or by Employer, with or without cause any time prior to the expiration of the Initial Term and/or the One Year Term and any time after the One Year Term in accordance with paragraph 7 of this Agreement. Executive and Employer expressly agree that this provision is intended by Executive and Employer to be the complete and final expression of their understanding regarding the terms and conditions under which Executive's employment may be terminated. Executive and Employer further understand and agree that no representation contrary to this provision is valid, and that this provision may not be augmented, contradicted or modified in any way, except in writing signed by Executive, the President/CEO and the Chairperson of the Auditing Committee.

5.           Compensation.

5.1           Base Salary.  Executive shall be paid an annual base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000), payable according to Employer's payroll schedule and subject to applicable state and federal withholdings and other payroll deductions.

5.2           Bonus.  In addition to Executive's base salary, Executive shall be eligible to receive an additional annual discretionary bonus of up to fifty percent (50%) of his then in effect base salary, as determined by the CEO and Board of Directors/Compensation Committee in their sole discretion. Executive acknowledges that although a discretionary bonus may be provided by the Company, any such bonus is neither required nor guaranteed by this Agreement.

5.3    Stock Options.  Employer agrees to provide stock options to Executive as follows (collectively, the "Options"):

(i)             The Company shall provide Executive with a non-qualified stock option for exercise into One Hundred Fifty Thousand (150,000) shares of the Company's common stock effective as of the Effective Date (the "Signing Bonus Option"). The grant price of the Signing Bonus Option shall be the closing sales price of the Company's common stock on September 17, 2007 as quoted on the OTC Bulletin Board, or if there is no closing sales price on that date, the closing selling price on the last preceding date for which such quotation exists. 100% of the shares subject to the Signing Bonus Option will vest immediately upon the expiration of the Initial Term, provided that Executive is still employed by the Company at such time.

(ii)            Effective as of the Effective Date, the Company shall provide Executive with a non-qualified stock option for exercise into Six Hundred Thousand (600,000) shares of the Company's common stock, with a grant price equal to the closing sales price of the Company's common stock on September 17, 2007 as quoted on the OTC Bulletin Board, or if there is no closing sales price on that date, the closing selling price on the last preceding date for which such quotation exists, to vest as follows: (i) regular vesting to commence after twelve

(12) months employment at 1/48th over a period of four (4) years; and (ii) automatic accelerated vesting to occur for a percentage of unvested options, which amount shall be determined by the CEO and the Board of Directors, but in no event, less than twenty-five percent (25%), upon the "effective date" of a major event which shall include an acquisition of the Company or merger or the listing of the Company on the Amex or NASDAQ stock exchanges. Any remaining unvested options, if any, will vest according to the regular vesting schedule set forth above in this Section 5.3 (ii).

(iii)           The options referenced above will be granted pursuant to, and will be subject to the terms of the Company's Stock Option Plan.

6.    Fringe Benefits.

6.1    Benefits.  Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any Company benefit plan or arrangement which may be in effect from time to time and made available to its management employees. Such benefits currently include: health insurance, which is a PPO plan with the Company paying 90% of employee cost and 50% of dependent cost; life insurance with disability coverage, 401K plan with Employer matching up to 6% of employee's annual salary, with 3 year vesting on Employer match. 401K vesting to accelerate in the case of a Change of Control in accordance with the terms of the applicable plan.

6.2    Vacation.  Upon the expiration of the Initial Term, Executive shall begin to earn and accrue vacation days at the rate of fifteen (15) days per year. Unused vacation shall carry over to the next year, but Executive shall cease accruing further vacation at any time Executive has accrued twenty-three (23) vacation days, and shall not accrue further vacation days until Executive has used some or all of the accrued vacation days. Unused vacation days which are not in excess of twenty-three (23) vacation days shall be paid in a cash lump sum payment promptly after Executive's termination of employment. Executive shall earn vacation days at the rate of twenty (20) days per year after five (5) years of employment.

6.3           Expenses.  Employer shall reimburse Executive on a monthly basis for receipts Executive submits for all reasonable and necessary travel and other business expenses incurred by Executive in the performance of Executive's duties hereunder, consistent with Employer's normal expense reimbursement policy. Such expenses shall include professional society membership dues. Additionally, Employer will reimburse Executive up to a maximum of One Thousand Five Hundred Dollars ($1,500) per year for successful completion (with a passing grade) of job-related continuing education courses.

7.    Termination.

7.1           Termination With Cause.  If Executive (a) breaches in any material respect or fails to fulfill any fiduciary duty owed to Employer; (b) breaches in any material respect this Agreement or any other confidentiality or non-solicitation, non-competition agreement between Employer and Executive; (c) pleads guilty to or is convicted of a felony, a crime of moral turpitude or any other crime; (d) is found to have engaged in any reckless, fraudulent, dishonest or grossly negligent misconduct, or act of moral turpitude, (e) fails to satisfactorily perform his duties to the Company or comply with Company policies and rules (excluding those policies set forth in paragraph 7.1(f) for which no opportunity to cure is requires), provided that Executive fails to cure any such failure within thirty (30) days after written notice from Employer of such failure, provided further, however, that such right to cure shall not apply to any repetition of the same failure previously cured hereunder; or (f) violates any material rule, regulation or policy of the Company relating to harassment, discrimination, retaliation, violence, theft/embezzlement, business ethics, and drug and alcohol use, that may be established and made known to Employer's employees from time to time, including without limitation, the Company Employee Handbook, a copy of which has been provided to Executive, Employer may terminate immediately his employment and Executive shall have no right to receive any compensation or benefit hereunder after such termination other than base salary and vacation earned or accrued but unpaid as of the date of termination. Executive shall not be entitled to any bonus, or proration thereof, if terminated under this paragraph.

7.2    Termination Without Cause.  As stated in Section 4 of this Agreement, Executive or the Company may at any time terminate Executive's employment with or without cause. If the Company terminates Executive's employment within two years of the Effective Date and such termination is not a Termination With Cause as defined above, the Company shall continue to pay Executive's base salary then in effect as of the date of such termination on a prorated basis according to Employer's payroll schedule and subject to applicable withholdings for a period of six (6) months or the remainder of the one-year time period from the Effective Date, whichever time period is greater (and if the Company, terminates Executive's employment any time after two (2) years of continuous employment without Cause as defined above, the Company shall continue to pay Executive's base salary for twelve (12) months) (collectively "Severance"), provided only if Executive signs a general release. Such Severance does not include the continuation of the benefits allowance after termination or the proration of any bonus. At the Company's sole option, any Severance to which Executive is entitled may be paid in a lump sum less applicable withholdings in lieu of payment made over time in accordance with Employer's payroll schedule.

In order to be entitled to the Severance reflected herein, Executive must sign a general release of all claims known and unknown, against Employer, its officers and directors, agents and employees and any related entities or persons. Although a copy of the Company's current standard general release shall be available for Executive's review upon his request, Executive acknowledges that such release is subject to change at the Company's discretion. Nothing herein will be construed to limit or modify the duty of Executive to mitigate Executive's damages in the event Employer terminates Executive's employment without Cause.

7.3    Termination Upon Death or Disability.  Executive's employment shall terminate upon his death or disability ("disability" being defined as any mental or physical condition which, in the reasonable opinion of a mutually agreed upon licensed physician and/or psychiatrist (as the case may be), renders Executive unable or incompetent to carry out Executive's duties under this Agreement, with or without reasonable accommodation, for a period of at least three months). In the event of a termination of Executive's employment for death or disability, Executive shall have no right to receive any further compensation or benefit hereunder after such termination other than base salary and vacation earned or accrued but unpaid as of the date of termination.

7.4           Change of Control.  In the event of any merger, acquisition .or consolidation of the Company where the Company is not the surviving or resulting corporation, or upon transfer of all or substantially all of the assets of the Company, and Employee is not retained by the surviving or resulting corporation in a substantially similar position or position satisfactory to Employee ("Change of Control"), Employee shall be paid a lump sum equivalent to six (6) months of Employee's base salary then in effect (or twelve (12) months if such Change of Control occurs after two continuous years of employment) upon the execution of a general release. Such lump sum payment shall be considered to be in full and complete satisfaction of any and all rights which Employee may enjoy under the terms of this Agreement, except that any and all of Executive's unvested stock options shall become fully vested and exercisable.

7.5    Resignation For Good Reason.  In the event Executive resigns his employment and such resignation is with "Good Reason" as defined below, Executive will be entitled to receive Severance in accordance with the terms set forth in paragraph 7.2 above, provided Executive complies with the conditions in paragraph 7.2 above. In the event Executive resigns without Good Reason, Executive will not be entitled to receive the Severance described in paragraph 7.2 above. Executive will be deemed to have resigned with "Good Reason" upon the occurrence of any of the following events without Executive's consent: (i) a material reduction in Executive's duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; (ii) the relocation of Executive's principal place of business to a point more than sixty (60) miles from Carlsbad, California; or (iii) a material reduction by the Company of Executive's base salary as initially set forth herein or as the same may be increased from time to time. Provided however that, such termination by Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); and (iii) Executive terminates his employment within thirty (30) days following the end of the Cure Period.

7.6    280G Limitation on Payments.

(i)    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 7.6 would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance and other benefits provided under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(ii)    If a reduction in the payments and benefits that would otherwise be paid or provided to the Executive under the terms of this Agreement is necessary to comply with the provisions of Section 7.6(i), the Executive shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Sections 5.3 or 7.4) subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) so long as the requirements of Section 7.6(i) are met. Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 7.6(iii), the Executive shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Executive, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 7.6(i), amounts previously paid to the Executive exceed the amount to which the Executive is entitled, the Executive will promptly return the excess amount to the Company.

(iii)    Any determination required under this Section 7.6(iii) shall be made in writing by a nationally recognized accounting or consulting firm appointed by the Company, which firm shall not then be serving as accountant or auditor for or consultant to the Company or the person or entity that effected the Change in Control and whose determinations shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7.6, such firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to such firm such information and documents as such firm may reasonably request in order to make a determination under this Section 7.6. The Company shall bear all costs such firm may reasonably incur in connection with any calculations contemplated by this Section 7.6.

7.7    Application of Internal Revenue Code Section 409A.  Severance payable under Sections 7.2 and 7.5 of this Agreement are intended to be payable pursuant to the "short- term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Severance payable pursuant to Section 7.4 of this Agreement are intended to be payable pursuant to a window program pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Executive be delayed until 6 months after Executive's separation from service if Executive is a "specified employee' within the meaning of the aforesaid section of the Code at the time of such separation from service

8.    Trade Secrets, Confidential Information and Inventions.

8.1    Trade Secrets In General. During the course of Executive's employment, Executive will have access to various trade secrets, confidential information and inventions of Employer as defined below.

(i)    "Confidential Information" means all information and material which is proprietary to the Company, whether or not marked as "confidential" or "proprietary" and which is disclosed to or obtained from the Company by the Executive, which relates to the Company'

past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, "know-how", new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph (iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of the Executive prior to its disclosure by the Company, (2) is or becomes generally available to the public by acts other than those of the Executive after receiving it, or (3) has been received lawfully and in good faith by the Executive from a third party who did not derive it from the Company.

(ii)    "Inventions" means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or "know-how" related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

(iii)           "Trade Secrets" shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

This section includes not only information belonging to Employer which existed before the date of this Agreement, but also information developed by Executive for Employer or its employees during his employment and thereafter.

8.2    Restriction on Use of Confidential Information.  Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

8.2.1    Non-Disclosure.  Except as required by the performance of the Executive's services to the Company under the terms of this Agreement, neither the Executive nor any of his agents or representatives, shall, directly or indirectly, publish or otherwise disclose, or permit others to publish, divulge, disseminate, copy or otherwise disclose the Company's Trade Secrets, Confidential Information and/or Inventions as defined above.

8.2.2    Use Restriction.  Executive shall use the Trade Secrets, other Confidential Information and/or Inventions only for the limited purpose for which they were disclosed. Executive shall not disclose the Trade Secrets, other Confidential Information and/or Inventions to any third party without first obtaining written consent from the CEO and shall disclose the Trade Secrets, other Confidential Information and/or Inventions only to Employer's own employees having a need know. Executive shall promptly notify the CEO of any items of Trade Secrets prematurely disclosed.

8.2.3    Surrender Upon Termination.  Upon termination of his employment with Employer for any reason, Executive will surrender and return to Employer all documents and materials in his possession or control which contain Trade Secrets, Inventions and other Confidential Information. Executive shall immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the past, present or anticipated business of the Company, or any affiliate or subsidiary thereof. Executive acknowledges and agrees that all such lists, books, records, materials and documents, are the sole and exclusive property of the Company.

8.2.4    Prohibition Against Unfair Competition.  At any time after the termination of his employment with Employer for any reason, Executive will not engage in competition with Employer while making use of the Trade Secrets of Employer.

8.2.5    Patents and Inventions.  The Executive agrees that any inventions made, conceived or completed by him during the term of his service, solely or jointly with others, which are made with the Company's equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the invention to the business of the Company or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by the Executive for the Company, shall be the sole and exclusive property of the Company. The Executive promises to assign such inventions to the Company. The Executive also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses. The Executive agrees to assign to the Company the Executive's rights in any other inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, the Executive agrees to disclose to the Company in confidence all inventions which the Executive makes arising out of the Executive's service and all patent applications filed by the Executive within one year after the termination of his service.

The Executive shall assist the Company in obtaining patents on all inventions, designs, improvements and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

9.    Solicitation of Employees or Customers.

9.1    Information About Other Employees.  Executive will be called upon to work closely with employees of Employer in performing services under this Agreement. All information about such employees which becomes known to Executive during the course of his employment with Employer, and which is not otherwise known to the public, including compensation or commission structure, is a Trade Secret of Employer and shall not be used by

Executive in soliciting employees of Employer at any time during or after termination of his employment with Employer.

9.2    Solicitation of Employees Prohibited.  During Executive's employment and for one year following the termination of Executive's employment, Executive shall not, directly or indirectly ask, solicit or encourage any employee(s) of Employer to leave their employment with Employer. Executive further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

9.3    Solicitation of Customers Prohibited.  For a period of one year following the termination of Executive's employment, Executive shall not, directly or indirectly solicit the business of any of Employer's customers in any way competitive with the business or demonstrably anticipated business of the Company. Executive further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

10.    Non-Competition.  During the course of Executive's employment with the Company, Executive shall not directly or indirectly own any interest in (other than owning less than 5% of a publicly held company), manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, volunteer or otherwise), consult with, render services for or in any manner engage (whether or not during business hours) anywhere in the Restricted Territories (as defined below) in any business activity that is in any way competitive with the business or demonstrably anticipated business of the Company, Further, Executive will not during the course of his employment with the Company assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company anywhere in the Restricted Territories.

"Restricted Territories" shall mean any county in the State of California or any other state or territory in the United States or any other similar political subdivision in any state or foreign country in which the Company has done business or has actually investigated doing business or where its products are sold or distributed whether or not for compensation.

11.    Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation/Noncompetition Clauses.  Executive acknowledges that unfair competition, misappropriation of trade secrets or violation of any of the provisions contained in paragraphs 8 through 10 would cause irreparable injury to Employer, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Employer shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

12.    Representation Concerning Prior Agreements.  Executive represents to Employer that he is not bound by any non-competition and/or non-solicitation agreement that would preclude, limit or in any manner affect his employment with Employer. Executive further represents that he can fully perform the duties of his employment without violating any obligations he may have to any former employer, including but not limited to, misappropriating any proprietary information acquired from a prior employer. Executive agrees that he will indemnify and hold Employer harmless from any and all liability and damage, including attorneys' fees and costs, resulting from any breach of this provision.

13.    Personnel Policies and Procedures.  The Employer shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Executive agrees to comply with the policies and procedures of the Employer. To the extent any provisions in Employer's personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

14.    Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

15.    Successors and Assigns.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

16.    Governing Law.  This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

17.    Severability.  Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

18.    Survival.  The provisions in paragraphs 8 through 11, 14 through 23, inclusive, of this Agreement shall survive termination of Executive's employment, regardless of who causes the termination and under what circumstances.

19.    Waiver.  Neither party's failure to enforce any provision or provisions of this Agreement shall be deemed or in any way construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every provision of this Agreement. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party's right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

20.    Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to Executive's residence in the case of Executive, or hand delivered to the Executive, and, in the case of Employer, to the Board of Directors at the principal corporate office.

21.    Arbitration.  The parties agree that disputes concerning the terms of this Agreement and Executive's employment under this Agreement are subject to arbitration in accordance with the Employee Arbitration Agreement attached hereto as Exhibit "A" and incorporated by this reference as though fully set forth herein.

22.             Entire Agreement.  Executive acknowledges receipt of this Agreement and agrees that this Agreement represents the entire agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or agreements with Employer or any officer or agent thereof through the date the Agreement is executed by the parties, except the Employee Arbitration Agreement which is incorporated herein as set forth in paragraph 21 of this Agreement and attached hereto as Exhibit "A." Executive understands that no representative of the Employer has been authorized to enter into any agreement or commitment with Executive which is inconsistent in any way with the terms of this Agreement.

23.     Construction.  This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

24.     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Further, facsimiles of signatures may be taken as the actual signatures, and each party agrees to furnish the other with documents bearing the original signatures within ten days of the facsimile transmission.

25.     Acknowledgment.  Executive acknowledges that he has been advised by Employer to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires. Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth below.

CLIFFORD FLOWERS

Dated: 9-17-07	/s/ Clifford Flowers

PATRIOT SCIENTIFIC CORPORATION

Dated: 17-Sept. 07	By: /s/ James L. Turley Name: James L. Turley Title: President/CEO

EXHIBIT A

EXECUTIVE ARBITRATION AGREEMENT

THIS ARBITRATION AGREEMENT ("Agreement") is made by and between Patriot Scientific Corporation ("Employer") and Clifford Flowers ("Executive").

The purpose of this Agreement is to establish final and binding arbitration for all disputes arising out of Executive's relationship with Employer, including without limitation Executive's employment or the termination of Executive's employment. Executive and Employer desire to arbitrate their disputes on the terms and conditions set forth below to gain the benefits of a speedy, impartial dispute-resolution procedure. Executive and Employer agree to the following:

2.    Claims Covered by the Agreement.  Executive and Employer mutually consent to the resolution by final and binding arbitration of all claims or controversies ("claims") that Employer may have against Executive or that Executive may have against Employer or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as "Employer"), relating to, resulting from, or in any way arising out of Executive's relationship with Employer, Executive's employment relationship with Employer and/or the termination of Executive's employment relationship with Employer, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for unfair competition, misappropriation of trade secrets, breach of fiduciary duty, usurpation of corporate opportunity or similar claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.

3.    Required Notice of Claims and Statute of Limitations.  Executive may initiate arbitration by serving or mailing a written notice to the Board of Directors. Employer may initiate arbitration by serving or mailing a written notice to Executive at the last address recorded in Executive's personnel file. The written notice must specify the claims asserted against the other party. Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable federal or state law.

4.    Arbitration Procedures.

a.    After demand for arbitration has been made by serving written notice under the terms of Section 2 of this Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association ("AAA") in San Diego County.

EXHIBIT "A"

b.    Except as provided herein, all rules governing the arbitration shall be the then applicable rules set forth by the AAA. If the dispute is employment-related, the dispute shall be governed by the AAA's then current version of the national rules for the resolution of employment disputes. The AAA's then applicable rules governing the arbitration may be obtained from the AAA's website which currently is www.adr.org.

c.    The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

d.    Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 3(c) of this Agreement.

e.    Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of the AAA. The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

5.    Application for Emergency Injunctive and/or Other Equitable Relief. Claims by Employer or Executive for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be subject to the then current version of the AAA's Optional Rules for Emergency Measures of Protection set forth within the AAA's Commercial Dispute Resolution Procedures. The AAA shall appoint a single emergency arbitrator to handle the claim(s) for emergency relief. The emergency arbitrator selected by the AAA shall be either a retired judge or an individual experienced in handling matters involving claims for emergency injunctive and/or other equitable relief relating to unfair competition and the use or unauthorized disclosure of trade secrets and/or confidential information.

6.    Arbitration Decision. The arbitrator's decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party's right to appeal the decision is limited to grounds provided under applicable federal or state law.

7.    Place of Arbitration. The arbitration will be at a mutually convenient location that must be within 50 miles of Executive's last company employment location. If the parties cannot agree upon a location, then the arbitration will be held at the AAA's office nearest to Executive's last employment location.
8.            Administrative Agencies. Nothing in this Agreement is intended to prohibit Employee from filing a claim or communicating with the United States Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board ("NLRB") or the California Department of Fair Employment and Housing ("DFEH").

EXHIBIT "A"

9.            Construction.     Should any portion of this Agreement be found to be unenforceable, such portion will be severed from this Agreement, and the remaining portions shall continue to be enforceable.

10.          Representation, Fees and Costs. Each party may be represented by an attorney or other representative selected by the party. Except as otherwise provided for by statute, the arbitrator shall award reasonable attorneys' fees and costs (including without limitation, costs for depositions, experts, etc.) to the prevailing party except that Employer shall be responsible for the arbitrator's fees and costs, or any fees or costs charged by the AAA, to the extent they exceed any fee or cost that Executive would be required to bear if the action were brought in court.

11.          Waiver of Jury Trial/Exclusive Remedy. EXECUTIVE AND EMPLOYER KNOWINGLY AND VOLUNTARILY WAIVE ANY CONSTITUTIONAL RIGHT TO HAVE ANY DISPUTE BETWEEN THEM DECIDED BY A COURT OF LAW AND/OR BY A JURY IN COURT.

12.         Sole and Entire Agreement. This Agreement expresses the entire Agreement of the parties and shall supersede any and all other agreements, oral or written, concerning arbitration. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

13.          Requirements for Modification or Revocation. This Agreement to arbitrate shall survive the termination of Executive's employment. It can only be revoked or modified by a writing signed by the Chairperson of the Board of Directors of Employer and Executive that specifically states an intent to revoke or modify this Agreement.

14.             Voluntary Agreement. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS ITS TERMS, AND AGREES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN EMPLOYER AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT. EXECUTIVE HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THE AGREEMENT WITHOUT RELIANCE ON ANY PROVISIONS OR REPRESENTATIONS BY EMPLOYER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EXHIBIT "A"

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH EXECUTIVE'S PRIVATE LEGAL COUNSEL AND EXECUTIVE HAS UTILIZED THAT OPPORTUNITY TO THE EXTENT DESIRED.

EXECUTIVE:	EMPLOYER:

PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation

/s/ Clifford Flowers	By: /s/ James L. Turley
Clifford Flowers	Name: James L. Turley
Title: President/CEO

EXHIBIT "A"

PATRIOT SCIENTIFIC CORPORATION CFO JOB DESCRIPTION

PRIMARY RESPONSIBILITIES

1.	Create, coordinate, and evaluate the financial programs and supporting information systems of the company to include budgeting, tax planning, real estate, and conservation of assets.
2.	Approve and coordinate changes and improvements in automated financial and management information systems for the company.
3.	Oversee and full responsibility for SEC compliance and timely filings of quarterly 10 Q's, annual 10K's and all other related SEC required filings.
4.
Establish a close working relationship with CEO as a right hand person and work closely and effectively with the Patriot Board members and committee groups, in particular the Audit Committee. Retention of outside resources, ie consultants in connection with financial reporting must be approved by the Audit Committee.

5.	Ensure compliance with local, state, and federal budgetary reporting requirements.
6.	Oversee the approval and processing of revenue, expenditure, and position control documents, department budgets, mass salary updates, ledger, and account maintenance and data entry.
7.	Coordinate the preparation of financial statements, financial reports, special analyses, and information reports.
8.	Develop and implement finance, accounting, billing, and auditing procedures.
9.	Establish and maintain appropriate internal control safeguards.
10.	Interact with CEO and Controller to provide consultative support to planning initiatives through financial and management information analyses, reports, and recommendations.
11.	Ensure records systems are maintained in accordance with generally accepted auditing standards and GAAP reporting.
12.	Work closely with CEO to develop and direct the implementation of strategic business and/or operational plans, projects, programs, and systems.
13.	Analyze cash flow, cost controls, and expenses to guide business leaders. Analyze financial statements to pinpoint potential weak areas.
14.	Establish and implement short- and long-range departmental goals, objectives, policies, and operating procedures.
15.	Oversee financial management of foreign operations to include developing financial and budget policies and procedures.
16.	Other duties as assigned.

ADDITIONAL RESPONSIBILITIES

1.	Represent the company externally to media, government agencies, funding agencies, and the general public.
2.	Recruit, train, supervise, and evaluate department staff.

KNOWLEDGE AND SKILL REQUIREMENTS

1.
Strong background in SEC and Sarbanes compliance and filings. Experience in strategic planning and execution. Knowledge of contracting, negotiating, and change management. Knowledge of finance, accounting, budgeting, and cost control principles including Generally Accepted Accounting Principles. Knowledge of automated financial and accounting reporting systems. Knowledge of federal and state financial regulations. Ability to analyze financial data and prepare financial reports, statements, and projections.

2.
Work requires professional written and verbal communication and interpersonal skills. Ability to motivate teams to produce quality materials within tight timeframes and simultaneously manage several projects. Ability to participate in and facilitate group meetings.

3.
This is normally acquired through a combination of the completion of a Masters Degree in Finance or Accounting, and no less than ten years of experience in a senior-level finance or accounting position, and a CPA.

4.	Work requires willingness to work a flexible schedule.

Acknowledged Receipt by:

/s/ Clifford Flowers	9-17-07
Clifford Flowers	Date

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

In consideration of the promises, terms, conditions, provisions and covenants described below, the sufficiency of which consideration is hereby acknowledged, the parties agree as follows:

1.    Parties. This Separation Agreement and Release of Claims ("Agreement") is made by and between_______________("Mr._____________") on the one hand and Patriot Scientific Corporation ("PTSC" or the "Company") on the other hand. Mr. _____and the Company shall collectively be referred to as the "Parties".

2.    Purpose of Agreement. The purpose of this Agreement is to settle completely and cause the release of PTSC and all persons and entities being released herein from every claim or cause of action which Mr. has or may have against PTSC and all persons and entities being released herein.

3.             Consideration. In consideration of the covenants and releases given herein, PTSC agrees to pay Mr._____ severance equivalent to ___________ months his current base salary, less standard payroll taxes and deductions (the "Severance Payment"). ___________ is in consideration of Mr. _______'s release of all claims other than Age Discrimination Employment Act of 1967 ("ADEA") claims, given herein. __________ is in consideration of Mr. ____________'s release of all ADEA claims, given herein. The Severance Payment will be tendered to Mr.___________ in installments per the Company's regular payroll schedule eight (8) days after PTSC has received the original of this Agreement executed by Mr. ___________ without Mr. _____________ having revoked his ADEA release addressed in Paragraph 5 of this Agreement. The parties agree Mr.___________ is not entitled to any other consideration, compensation or benefits under any employment contract or otherwise.

4.    Release of All Claims Except ADEA Claims.

(a)    Mr.______for himself and for his successors, assigns, heirs, executors, administrators and representatives, in consideration of the covenants contained herein, hereby releases and discharges PTSC, and each of its past and present officers, directors, employees, shareholders, agents, predecessors, affiliated entities, successors, assigns, joint venturers, attorneys, heirs, executors, administrators and representatives ("Releasees") from any and all claims, charges and causes of action which Mr. has or may have against PTSC or any of the Releasees, accruing or arising on or before the date of this Agreement, including, (b)but not limited to, any claims arising out of or related to Mr. ___________'s employment with PTSC, PTSC's actions or representations concerning Mr.__________'s employment, the termination of his employment, the payment of wages, claims for breach of contract, breach of implied covenant of good faith and fair dealing, negligent misrepresentation, fraud, infliction of emotional distress, invasion of privacy, defamation, employment discrimination in violation of the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, or the Americans with Disabilities Act or similar state or federal law, violation of public policy, violation of the California Labor Code, violation of the California Business and Professions Code, violation of the Fair Credit Reporting Act, violation of the California Consumer Credit Reporting Agencies Act, violation of the California Investigative Consumer Reporting Agencies

Act and violation of constitutional rights. This release provision specifically excludes any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA. Mr._________ 's release of ADEA claims will be separately addressed in Paragraph 5 of this Agreement. The Parties expressly acknowledge that PTSC would not enter into this Agreement but for the representation and warranty of Mr.__________ that he is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which he now has or could assert directly or indirectly against any of the persons or entities being released herein except as expressly reserved herein.

(b)    Mr.____________expressly agrees that neither he nor his spouse, employees, agents, representatives, successors, assigns or attorneys will continue and/or institute any legal or administrative proceedings against any party to this Agreement, or any person or entity released in this Agreement, before any court, administrative agency, arbitrator or any other tribunal whatsoever, by reason of any claim, liability or cause of action, whether known or unknown, being released herein.

5.    Release of All ADEA Claims.

(a)     This section of the Agreement exclusively addresses Mr.__________ 's release of claims arising under federal law involving discrimination on the basis of age in employment (age forty and above). This section is provided separately, in compliance with federal law, including but not limited to the Older Workers' Benefit Protection Act of 1990, to ensure that Mr. clearly understands his rights so that any release of age discrimination claims under federal law (the "ADEA Release") is knowing and voluntary on the part of Mr._____________

(b)     Mr. ________ represents, acknowledges and agrees that he has been advised in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Mr. __________ has desired, Mr.____________  has done so; that Mr.____________  has been given twenty-one (21) days from receipt of this Agreement to review and consider this ADEA Release before signing it; that Mr.  understands that he may use as much of this twenty-one (21) day period as he wishes prior to releasing the ADEA claims; that no promise, representation, warranty or agreement not contained herein has been made by or with anyone to cause him to sign this Agreement; that this Agreement has been read and interpreted for him by counsel to the extent desired, and that he fully understands and is aware of its meaning, intent, content and legal effect; and that he is executing this release voluntarily and free of any duress or coercion. Mr.__________  further understands and agrees that he is not waiving any rights or claims under the ADEA which might arise after the date he signs this Agreement.

(c)            The Parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Mr.  may revoke the ADEA Release, and the ADEA Release shall not become effective or enforceable until the revocation period has expired. This ADEA Release shall become effective eight {8) days after it has been signed by the Parties, and in the event the Parties do not sign on the same date, then this ADEA Release shall become effective eight (8) days after the date it is signed by Mr. _________.

(d)     In consideration of the payment to be made to Mr.___________described in Paragraph 3 of this Agreement, which Mr.___________would otherwise not be entitled to except for signing this Agreement and releasing his ADEA claims, Mr.___________ does hereby unconditionally, irrevocably and absolutely release and discharge PTSC, its past and present directors, officers, employees, shareholders, agents, predecessors, affiliated entities, successors, assigns, joint venturers, attorneys, heirs, executors, administrators and representatives ("Releasees") from any and all loss, liability, claims, demands, causes of action or suits of any type arising under ADEA.

6.    Waiver of Known and Unknown Claims. It is the intention of the parties in executing this instrument that it shall be effective as a bar to each and every claim, demand and cause of action herein above specified. In furtherance of this intention, Mr.  has agreed to and does expressly waive any and all rights and benefits conferred upon him by the provisions of section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected this settlement with the debtor.

Notwithstanding the provisions of section 1542, this Agreement shall be in full settlement of all claims and disputes being released herein, including unknown claims. Having received advice from counsel to the extent desired, Mr._______ expressly waives all rights under section 1542, which he fully understands. Mr. _______ waives all rights which he may have by virtue of Section 1542 and any similar law of any state or territory of the United States, or federal law.

7.            Future Employment. Mr._______ agrees that neither PTSC nor any of its affiliates or related entities are obligated to offer employment to him or to hire him for any reason, regardless of the circumstances, at any time on or after the date of this Agreement. Mr._______ acknowledges that he shall not knowingly apply for nor accept such employment. Mr. _______acknowledges that any such application for employment may be denied and he agrees to waive any and all claims arising out of or related to his application and/or the denial of such employment.

8.            Cooperation. In further consideration of the promises and covenants described herein, Mr._______ agrees to assist and cooperate in connection with any dispute between PTSC and third parties where there are allegations of which Mr. _______ would have any knowledge based on his relationship with PTSC. Such cooperation includes but is not limited to appearing as a witness on behalf of PTSC in any deposition, trial, arbitration or other dispute resolution forum; and assisting with the preparation of this defense or prosecution of any such claims. Mr.   shall be entitled to reimbursement of his reasonable out of pocket expenses incurred as a result of any such cooperation but only as to those expenses pre-approved by PTSC.

9.            No Admission of Liability. This Agreement is a compromise and settlement of potential or disputed claims being released herein. This Agreement and the covenants made in this Agreement do not constitute an admission of liability on the part of PTSC or its past or present officers, directors, partners, agents, affiliated entities, successors, assignees, employees, attorneys or representatives, or an admission, directly or by implication, that PTSC or any of the Releasees have violated any law, rule, regulation, policy or any contractual right or other obligation owed to any Party. PTSC and the Releasees specifically deny all allegations of improper or unlawful conduct. PTSC intends merely to avoid litigation.

10.            No Assignment or Transfer of Claims. Mr. _____ represents and warrants that he has not heretofore assigned, transferred or purported to assign or transfer to any other person or entity, any rights, claims or causes of action herein released and discharged, and that no other person or entity has any interest in the matters herein released and discharged, except as expressly stated herein. Furthermore, Mr._____shall indemnify and hold PTSC, and all persons or entities released herein, harmless from and against any rights, claims or causes of action which arise from or have been assigned or transferred contrary to the foregoing representations, or in violation of the foregoing warranties, and shall hold such persons or entities harmless from any and all loss, expense and/or liability arising directly or indirectly out of the breach of any of the foregoing representations or warranties.

11.           Confidentiality.

(a)     Mr. _______warrants and represents that, as of the date of his execution of this Agreement, he has not disclosed or discussed the terms of this Agreement, either directly or through others, with any person or entity except his attorney, PTSC's board members and/or current senior management, members of immediate family and accountants or other tax advisors.

(b)     Mr. _____ stipulates, agrees and promises that the terms and conditions of this Agreement (including, but not limited to, the fact and amount of consideration), all communications relating to this Agreement, and all documents relating thereto (collectively the "Confidential Matters"), shall not be described, discussed or disseminated or caused to be described, discussed, or disseminated in any manner, either written or oral, directly or indirectly, with any person, organization, company or entity without the prior written consent of the President of PTSC, except as provided herein.

(c)     Mr. _____  stipulates, agrees and promises to avoid any and all publicity with respect to the Confidential Matters, and specifically stipulates, agrees and promises not to describe or discuss the Confidential Matters with any member of the news media, or any other person or entity.

(d)            Mr. _____ hereby stipulates and agrees not to make, induce or attempt to influence anyone to make, any statement whatsoever, whether written or oral, directly or indirectly, to any member of any media, or any other person or entity, including, but not limited to, statements made or sent on the Internet via e-mail, chat room or message board, which is derogatory or disparaging with respect to Releasees or in any way which would reflect upon the legal liability or responsibility of the Releasees in connection with any of the released claims, any other Confidential Matters, or any other disparaging comments about the Releasees. Mr.  further agrees and promises not to encourage or facilitate in any future litigation or claims against any of the Releasees

(e)     In the event that Mr. _______ is contacted by any member of any media, or any other person or entity asking to comment on any Confidential Matters, he stipulates, agrees and promises that he shall say nothing more the "no comment" and specifically shall not refer in any other manner to the terms, conditions, or amounts paid or to be paid pursuant to the Agreement, or that any amount has been paid, whether in specific or general terms.

(f)    It shall not be a violation for Mr.  to disclose the Confidential Matters to his professional legal and tax advisors, or spouse, so long as the advisors and spouse maintain the confidentiality, or in litigation required to enforce the terms of this Agreement should Company or its representatives breach the terms hereof. Nothing in this Paragraph 11 of this Agreement shall be construed as prohibiting any disclosure of information pursuant to a lawful subpoena, order of a court or administrative agency or as otherwise required by law.

(g)    The parties expressly agree that the provisions of this Paragraph 11 of this Agreement are of material importance and were a material inducement to PTSC's execution of this Agreement. The parties stipulate and agree that the provisions stated in this Paragraph 11 of this Agreement are to be liberally construed and that any violation of the provisions herein, shall be deemed a material breach of this Agreement, and in the event Mr. _____________ violates any provision of this Paragraph 11 of this Agreement, he shall be subject to all available civil remedies, including, but not limited to, an action for damages and/or injunctive relief and shall pay for reasonable attorneys' fees and costs incurred by PTSC in seeking enforcement of the terms of this Paragraph 11, including reasonable attorneys' fees and costs incurred in recovering damages. Further, since the actual damages which would result from any breach of this Paragraph 11 are uncertain and would be extremely difficult to ascertain, Mr. _____ shall pay the sum of $25,000 as liquidated and agreed damages for each individual breach of this Paragraph. The Parties also agree that the prevailing party will pay for reasonable attorneys' fees and costs incurred by the other party in seeking enforcement of the terms of this Paragraph 11, including reasonable attorneys' fees and costs incurred in recovering said liquidated and agreed damages.

12.             Non-Solicitation of Employees. Mr.  agrees not to solicit or attempt to solicit any employees, consultants, or independent contractors of the Company to terminate their existing employment, consulting or contractor relationships with the Company for a period of one year from the date he executes this Agreement.

13.             No External or Prior Representations. Mr.  represents and warrants that he is not relying, and has not relied, on any representations or statements, verbal or written, made by any other party with regard to his rights or asserted rights or the execution and terms of this Agreement, except as provided herein. He has consulted with an attorney to the extent he has desired regarding the terms of this Agreement and has entered into this Agreement freely, willingly and without any coercion or duress.

 14.    Entire Agreement. This Agreement constitutes the entire written agreement of compromise and settlement between the parties. There are no other agreements, whether oral or written, modifying its terms. This Agreement supersedes any and all prior written or oral agreements or negotiations between the parties, except the restrictive covenants stated in  paragraphs through of Mr.  's Employment Agreement, dated _______ provisions of the Proprietary Information, Inventions and Non-Solicitation Agreement previously signed by Mr. , remain in full force and effect, and are hereby incorporated by this reference as though fully set forth herein. Copies of these respective agreement are attached as Exhibits "A" and "B" hereto. In the event there is any discrepancy between this Agreement and the attached Exhibits, the provisions of this Agreement shall govern. The terms of this Agreement can only be modified by a writing signed by the Parties expressly stating that such modification is intended.

15.     Cooperation in Executing Settlement Documentation. The Parties to this Agreement shall execute any and all further documents that may be required to effectuate the purposes of this Agreement.

16.    Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective representatives, successors, heirs, agents and assigns.

17.     Counterparts. This Agreement may be executed in counterparts, and if so executed each such counterpart shall have the force and effect of an original.

18.      Severability. The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

19.     Waiver. No breach of any provision of this Agreement can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

20.    Construction. This Agreement shall not be interpreted for or against any party on the basis that such party or its legal representative caused part or all of this Agreement to be drafted.

21.             Section Headings. The section headings of this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

22.             Arbitration.   In the event of any dispute between Mr. _______ and PTSC concerning any aspect of this Agreement, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator in San Diego, California. The arbitrator shall be selected from the American Arbitration Association according to its procedures. All rules governing the arbitration shall be the rules set forth in the American Arbitration Association. The Parties shall bear their own costs and attorneys' fees incurred in any such action, except as provided in Paragraph 11, above.

23.             Venue. The parties to this Agreement expressly agree that the only proper venue for any action arising out of a breach of this Agreement shall be in San Diego County, California. The parties to this Agreement expressly agree that the laws of the State of California will control all issues arising in such action.

24    Governing Law, This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California.

WE, THE UNDERSIGNED, HAVE READ THE FOREGOING AND, HAVING BEEN ADVISED BY OUR COUNSEL TO THE EXTENT DESIRED, FULLY UNDERSTAND AND AGREE TO ITS TERMS.

DATED:_____________, 20__

________________
[Employee Name]
DATED:_______ __, 20__	Patriot Scientific Corporation

By:_____________________
Title:____________________